PATRICIA LOPEZ APPOINTED TO EXPRESS, INC. BOARD OF DIRECTORS

Columbus, Ohio – February 1, 2022 - The Board of Directors of fashion apparel retailer Express, Inc. (NYSE: EXPR) has named Patricia E. Lopez as a Class II director, effective today.

Ms. Lopez, 60, is an accomplished multinational executive with experience in global marketing and general management roles. She was previously CEO of High Ridge Brands.

“I am so pleased to welcome Patricia to the Express, Inc. Board of Directors. She is a proven leader with a strong background in marketing, product innovation and operations,” said Mylle H. Mangum, Chairman of the Board.

"Patricia is a seasoned executive with strong international experience, a passion for developing brands and driving results and I look forward to her perspective and contributions as we continue the EXPRESSway Forward strategy,” said Tim Baxter, Chief Executive Officer.

Ms. Lopez has nearly 40 years of experience in consumer products. Her background includes leadership positions at Procter & Gamble, Avon and Estée Lauder. She currently serves on the Boards of Domino’s Pizza, Acreage Holdings and Virtue Labs.

About Express, Inc.

Grounded in versatility and powered by a styling community, Express is a modern, multichannel apparel and accessories brand whose purpose is to Create Confidence & Inspire Self-Expression. Launched in 1980 with the idea that style, quality and value should all be found in one place, Express has been a part of some of the most important and culture-defining fashion trends. The Express Edit design philosophy ensures that the brand is always ‘of the now’ so people can get dressed for every day and any occasion knowing that Express can help them look the way they want to look and feel the way they want to feel.

The Company operates over 550 retail and outlet stores in the United States and Puerto Rico, the express.com online store and the Express mobile app. Express, Inc. is comprised of the brands Express and UpWest, and is traded on the NYSE under the symbol EXPR. For more information, please visit www.express.com.

Investor Contact
Greg Johnson
VP, Investor Relations
GJohnson@express.com
(614) 474-4890